May 5, 2017 Daniel Rizer [Delivered Electronically] Re: Executive Employment Letter Dear Daniel, On behalf of Synchronoss Technologies, Inc. (the Company), I am pleased to confirm your role on the Synchronoss Executive Team. In your role, your title will be Executive Vice President, Business Development, and you will report directly to the Company’s CEO, Stephen Waldis. Your annual base salary for this position will remain at $420,000, and you will also be eligible for a discretionary annual target bonus of 80% of your base salary based upon the achievement of certain company objectives to be established and approved by the Board of Directors or its Compensation Committee. Your compensation will be paid in accordance with the Company’s regular payroll practices, subject to normal payroll taxes and other applicable deductions. Your position will be classified as exempt from the overtime and other requirements under federal and state law. In addition, you will be eligible to participate in the Company’s 2017 Executive Long Term Incentive (LTI) Plan with a target value of $1 million. The LTI Plan typically consists of 1/3 time-based Restricted Stock Awards (RSAs), 1/3 time-based Stock Options, and 1/3 Performance Shares based on performance criteria established by the Board of Directors. The number of RSAs granted will be based on the stock price as of the date of the grant, and the number of options granted will be based on the Black Scholes value of the stock price as of the date of the grant. All of the foregoing is subject to the approval of the Board of Directors or its Compensation Committee. The RSAs shall vest one-third per year. One- fourth of the Stock Options shall vest after the first year , and 1/48th every month thereafter. All of the Performance Shares shall vest upon the approval of the Board of Directors or its Compensation Committee based upon whether the Company has met the required performance metrics. In addition, because you have been identified as a Tier One Executive at Synchronoss, your employment at the Company will also be governed by the terms and conditions of the Tier One Executive Employment Plan, a copy of which is attached hereto. However, please be aware that you retain the option, as does Synchronoss, of ending your employment with Synchronoss at any time, with or without notice and with or without cause. As such, your employment with Synchronoss is at-will and neither this nor any other oral or written representations may be considered a contract for any specific period of time.

We are excited about your addition to the Executive Team and look forward to your contributions to the Synchronoss 3.0 mission. Please verify the acceptance of your role by signing below and indicating the date on which you signed. Should you have any questions, please do not hesitate to contact me. Regards, Kevin Hunsaker EVP & Chief Human Resources Officer _______________________________________ ______________________ Acceptance Signature Date